Exhibit 4.7



                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            UNIVERSAL SELF CARE, INC.
                      -------------------------------------

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of the Corporation, hereby certifies and set forths as follows:

         FIRST: The name of the Corporation is Universal Self Care, Inc. (the "Corporation").

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Secretary of State on the 12th day of May, 1989.

         THIRD: The Certificate of Incorporation is hereby amended to increase the number of authorized shares of the Corporation pursuant to Section 242 of the General Corporation Law. Section "FOURTH" is hereby amended as follows:

         FOURTH: The aggregate number of shares of capital stock that may be issued by the Corporation is Forty Million (40,000,000) Shares, consisting of 30,000,000 shares of Common Stock, par value $.0001 per share ("Common Stock") and Ten Million (10,000,000) shares of Preferred Stock ("Preferred Stock").

         FOURTH: The amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Business Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned hereby executed his name and affirms that the statements made herein are true under the penalties of perjury, this 17th day of October, 1997.

                                          /s/ Brian Bookmeier
                                          -----------------------------
                                              Authorized Officer
                                           Chief Executive Officer